Exhibit 10.1

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

STOCKHOLDER VOTING AGREEMENT

STOCKHOLDER VOTING AGREEMENT, dated March 4, 2007 (this “Agreement”), among Tengelmann Warenhandelsgesellschaft KG, a limited partnership organized under the laws of the Federal Republic of Germany (“Stockholder”), and Pathmark Stores, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (“Parent”), and Sand Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”) (capitalized terms not defined herein shall have the meanings assigned to such terms in the Merger Agreement);

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has requested that Stockholder make certain agreements with respect to the outstanding shares of Common Stock, par value $1.00 per share (“Shares”), of Parent owned by Stockholder as set forth in Schedule I and shares of other voting securities of Parent hereafter acquired by Stockholder (the “Subject Shares”), upon the terms and subject to the conditions of this Agreement; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, Stockholder is willing to make certain agreements with respect to the Subject Shares;

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

1.      Voting Agreement. For so long as this Agreement is in effect, in any meeting (or any adjournment or postponement thereof) of stockholders of Parent, and in any action by consent of the stockholders of Parent, Stockholder shall vote (or cause to be voted), or, if applicable, give (or cause to be given) consents with respect to, all of the Subject Shares that are held by that Stockholder and are entitled to vote at the meeting or deliver (or cause to be delivered) a consent, in any such case (i) in favor of (A) the issuance of Parent Common Stock in connection with the Merger or any other transaction contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to Stockholder or with the written consent of Stockholder and (B) the approval of the Preemptive Rights Waiver, (ii) against any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Parent or Merger Sub under the Merger Agreement or of Stockholder under this Agreement, and (iii) against any action, proposal, transaction or agreement that would compete with or would delay, discourage, adversely affect or inhibit the timely consummation of the Merger. Stockholder shall use its best efforts to cast (or cause to be cast) Stockholder’s vote or give Stockholder’s consent in accordance with the procedures communicated to Stockholder by Parent relating thereto so that the vote or consent shall be duly counted for purposes of determining that a quorum is present and for purposes of recording the results of that vote or consent.

2.      Covenants.

(a)      For so long as this Agreement is in effect, Stockholder agrees not to directly or indirectly (i) sell, transfer, pledge, assign, hypothecate, encumber, tender or otherwise dispose of, or enter into any contract with respect to the sale, transfer, pledge, assignment, hypothecation, encumbrance, tender or other disposition of (each such disposition or contract, a “Transfer”) any Subject Shares (and any such Transfer shall be null and void), except in connection with any margin transaction or hedging transaction designed to protect against fluctuations in the value of the Subject Shares, in each case, (x) that is not engaged in for purposes of circumventing the restrictions on transfer set forth in this Section 2(a) and (y) pursuant to which Stockholder retains voting control over the applicable Subject Shares; (ii) grant any proxies with respect to the Subject Shares, deposit any of the Subject Shares into a voting trust or enter into a voting or option agreement with respect to any of the Subject Shares or enter into any other agreement inconsistent with or violative of this Agreement; or (iii) take any action which would make any representation or warranty of Stockholder in this Agreement untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

(b)      Stockholder agrees that in the event (i) any shares of Parent Common Stock or other voting securities of Parent are issued pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Parent on, of, or affecting the Subject Shares of Stockholder; (ii) Stockholder purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock or other voting securities of Parent after the execution of this Agreement; or (iii) Stockholder acquires the right to vote or share in the voting of any shares of Parent Common Stock or other voting securities of Parent, other than the Subject Shares (such Parent Common Stock and other voting securities of Parent, collectively, the “New Shares”), Stockholder agrees to vote such New Shares in the same manner as the Subject Shares and to notify the Company of its acquisition thereof. Stockholder also agrees that any New Shares shall constitute Subject Shares.

(c)      Stockholder shall not issue any press release or make any other public statement with respect to the Merger Agreement, the Merger or any other transaction contemplated hereby or by the Merger Agreement without the prior written consent of the Company, except (i) any German translation of all or any portion of any release or statement publicly disclosed by Parent or the Company or (ii) as may be required by applicable Law or court process, in each case, after consultation with, and having provided an opportunity for review and comment on such press release or other public statement (including, in the case of clause (i), an English translation thereof) by, the Company to the extent practicable.

3.      Representations and Warranties of Stockholders. Stockholder represents and warrants to the Company that:

(a)      Authority; Enforceability; No Conflicts. Stockholder has the legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance by Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation to which the Stockholder is a party or by which Stockholder is bound; (ii) violate any order, writ, injunction, decree or statute, or any law, rule or regulation applicable to Stockholder or the Subject Shares; or (iii) result in the creation of, or impose any obligation on Stockholder to create, any Lien upon the Subject Shares that would prevent Stockholder from voting the Subject Shares, except for any of the foregoing that would not, or would not reasonably be expected to, either individually or in the aggregate, materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby. In this Agreement, “Lien” shall mean any lien, pledge, security interest, claim, third party right or other encumbrance.

(b)      Ownership of Shares. As of the date of this Agreement, Stockholder is the beneficial owner of and has the power to vote or direct the voting of the Shares set forth on Schedule I free and clear of any Liens that would prevent Stockholder from voting such Shares. As of the date of this Agreement, the Shares set forth on Schedule I are the only shares of any class of capital stock of Parent which Stockholder has the right, power or authority (sole or shared) to sell or vote, and Stockholder does not have any right to acquire, nor is it the beneficial owner of, any other shares of any class of capital stock of Parent or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of Parent. Stockholder is not a party to any contracts (including proxies, voting trusts or voting agreements) that would prevent, hinder or delay Stockholder from voting or giving consent with respect to the Shares set forth on Schedule I.

4.      Expenses. Each party to this Agreement shall pay its own expenses incurred in connection with this Agreement.

5.      Stockholder Capacity. Stockholder signs solely in its capacity as the beneficial owner of, or the general partner of a partnership which is the beneficial owner of, the Subject Shares. Nothing in this Agreement shall be deemed to constitute a transfer of the beneficial ownership of the Subject Shares by Stockholder.

6.      Termination. This Agreement shall terminate automatically and without further action on behalf of any party at the earlier of (a) the Effective Time, (b) the date the Merger Agreement is validly terminated in accordance with its terms and (c) one year after the date of this Agreement.

7.      Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable (whether by operation of law or otherwise) unless such assignment is consented to in writing by each of the Company and Stockholder and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

8.      Choice of Law; Jurisdiction; Service of Process. This Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles. Each of the parties hereto (i) irrevocably consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery or any federal court located in the State of Delaware in any dispute arising out of or relating to this Agreement or any transaction contemplated hereby; (ii) agrees that all claims in respect of such Action may be heard and determined in any such court; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action relating to this Agreement or any transaction contemplated hereby in any court other than the Delaware Court of Chancery or any federal court sitting in the State of Delaware; and (v) waives any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Each of the parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices by registered mail in Section 9, and each party waives any requirement for service in any other manner. Nothing in this Section 8, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

9.      Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally, when received (b) if sent by cable, telecopy, telegram, email or facsimile (which is confirmed by the intended recipient), when sent or (c) if sent by overnight courier service, on the next Business Day after being sent, or (d) if mailed by certified or registered mail, return receipt requested, with postage prepaid, five Business Days after being deposited in the mail: to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholder, to:

Wissollstrasse 5-43

D-45478 Mülheim an der Ruhr

GERMANY

Attention: Mr. Christian Haub

Dr. Frank Hartmann
Fax:	+49 (0)208 5806 6585
Email:	HaubC@APTEA.com,
fhartmann@uz.tengelmann.de

with a copy to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, NY 10019

Attn:	Sarkis Jebejian, Esq.
Fax:	(212) 474-3700
Email:	sjebejian@cravath.com

If to the Company, to:

Pathmark Stores, Inc.

200 Milik Street

Carteret, New Jersey

Attn:	Marc Strassler
Fax:	(732) 499-6891
Email:	mstrassler@pathmark.com

with a copy to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111-2562

Attn:	John M. Newell, Esq.
Fax:	(415) 395-8095
Email:	john.newell@lw.com

10.      Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

11.      Entire Agreement. This Agreement (including the Schedule hereto), constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements, undertakings, understandings and representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

12.      Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the parties hereto. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

13.      Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals.

14.      Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder.

15.      Specific Performance. Stockholder agrees that if any of its obligations under this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur to the Company, no adequate remedy at Law would exist and damages would be difficult to determine, and that the Company shall be entitled to an injunction or injunctions and specific performance of the terms hereof, this being in addition to any other remedy at Law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. Accordingly, if the Company should institute an action or proceeding seeking an injunction or specific enforcement of the provisions of this Agreement, Stockholder hereby waives the claim or defense that the Company has an adequate remedy at law and hereby agrees not to assert in that action or proceeding the claim or defense that a remedy at law exists. Stockholder acknowledges that in the absence of a waiver, a bond or undertaking may be required by a court and Stockholder hereby waives any such requirement of such bond or undertaking.

16.      Severability. If any term, covenant, restriction or provision of this Agreement or the application of any such term, covenant, restriction or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term, covenant, restriction or provision hereof so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. The parties shall engage in good faith negotiations to replace any term, covenant, restriction or provision which is declared invalid, illegal or unenforceable with a valid, legal and enforceable term, covenant, restriction or provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable term, covenant, restriction or provision which it replaces.

17.      No Liability of Partners. Notwithstanding anything that may be expressed or implied in this Agreement, the Company acknowledges and agrees that (i) notwithstanding that Stockholder may be a partnership, no recourse hereunder or under any documents or instruments delivered by Stockholder in connection herewith may be had against any officer, agent or employee of Stockholder or any partner, member or stockholder of Stockholder or any director, officer, employee, partner, affiliate, member, manager, stockholder, assignee or representative of the foregoing (any such person or entity, a “Representative”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (ii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Representative under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or by their creation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

PATHMARK STORES, INC.

By:	/s/ John T. Standley
Name:	John T. Standley
Title:	Chief Executive Officer

TENGELMANN WARENHANDELSGESELLSCHAFT KG

By: Tengelmann Verwaltungs-und Beteiligungs GmbH,
       as Managing Partner

By:	/s/ Christian W. E. Haub
Name:	Christian W. E. Haub
Title:	Managing Director

SCHEDULE I

STOCKHOLDER NAME	OUTSTANDING SHARES OWNED

Tengelmann Warenhandelsgesellschaft KG	21,995,371